Exhibit 3.9

ARTICLES OF INCORPORATION
OF

The undersigned, ________, being a natural person of the age of 18 years or more and acting as the incorporator, does hereby adopt the following articles of incorporation for the purpose of organizing a corporation pursuant to the provisions of the Texas Business Corporation Act.

ARTICLE ONE

The name of the corporation is:

ARTICLE TWO

The period of duration of the corporation is perpetual.

ARTICLE THREE

The purpose or purposes for which the corporation is organized, which shall include the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act, are:

To engage in any lawful act, activity or business not contrary to and for which a corporation may be formed under the laws of the State of Texas, and to have and exercise all powers, rights and privileges conferred by the laws of Texas on corporations, including, but not limited to, buying, leasing or otherwise acquiring and holding, using or otherwise enjoying and selling, leasing or otherwise disposing of any interest in any property, real or personal, of whatever nature and wheresoever situated, and buying and selling stocks, bonds, or any other security of any issuer as the corporation by action of its board of directors may, at any time and from time to time, deem advisable.

ARTICLE FOUR

The aggregate number of shares which the corporation shall have authority to issue is One Hundred Thousand (100,000) shares, all of which are one class and are designated Common Stock, and of the par value of One Dollar ($1.00) per share.

ARTICLE FIVE

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least one thousand dollars, consisting of money, labor done, or property actually received.

ARTICLE SIX

Shareholders of the corporation shall have no preemptive right to acquire additional, unissued, or treasury shares of the corporation.

ARTICLE SEVEN

No holder of any class of shares of the corporation shall be entitled to cumulate his votes at any election of directors.

ARTICLE EIGHT

The following provisions are inserted herein for the purpose of defining, limiting, and regulating the powers of the corporation and of the directors and of the shareholders, provided, however, that said provisions shall not be deemed exclusive of any rights or liabilities otherwise granted or imposed by the laws of the State of Texas:

1.	The liability of the directors of the corporation is eliminated to the fullest extent permitted by Article 1302-7.06 of the Miscellaneous Corporation Laws Act, as the same may be amended and supplemented.

2.	The corporation shall, to the fullest extent permitted by the Texas Business Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said article from and against any and all of the expenses, liabilities, or other matters referred to or covered by said article.

3.	With respect to any matter for which the affirmative vote of the holders of at least a two-thirds portion of the shares entitled to vote is otherwise required by the Texas Business Corporation Act, the act of the shareholders on that matter shall be the affirmative vote of the holders of at least a majority of the shares entitled to vote on that matter, rather than the affirmative vote otherwise required by the Texas Business Corporation Act. With respect to any matter for which the affirmative vote of the holders of at least two-thirds portion of the shares of any class is otherwise required by the Texas Business Corporation Act, the act of the holders of shares of that class on that matter shall be the affirmative vote of the holders of at least a majority of the shares of that class, rather than the affirmative vote of the holders of that class otherwise required by the Texas Business Corporation Act.

4.	Any action required by the Texas Business Corporation Act to be taken at an annual or special meeting of shareholders, or any action which may be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

ARTICLE NINE

The post-office address of the initial registered office of the corporation in the State of Texas is. The name of the initial registered agent of the corporation is ______.

ARTICLE TEN

The number of directors constituting the initial Board of Directors of the corporation is two (2), and the name and the address of each person who is to serve as a director until the first annual meeting of the shareholders or until his successor is elected and qualified are:

NAME	ADDRESS

ARTICLE ELEVEN

The name and address of the incorporator is:

NAME	ADDRESS

ARTICLE TWELVE

From time to time any of the provisions of these articles of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Texas at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all contracts and rights at any time conferred upon the shareholders of the corporation by these articles of incorporation are granted subject to the provisions of this article.

Signed on